Cohen & Co®

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated May 30, 2025, relating to the financial statements and financial highlights of Institutional Investment Strategy Fund, which are included in Form N-CSR for the year or period ended March 31, 2025, and to the references to our firm under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
July 24, 2025